                                                                    Exhibit 23.3



                     [CONSENT OF INDEPENDENT ACCOUNTANTS]



The Board of Directors
of Texas Bancshares, Inc.

We consent to the incorporation by reference in this registration statement on Form S-4 of Wells Fargo & Company of our report dated February 25, 1999, with respect to the consolidated balance sheets of Texas Bancshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and to the reference to our firm under the heading "Experts" in the proxy statement-prospectus included in an earlier filed registration statement of Wells Fargo & Company (File No. 333-86323), which registration statement has been incorporated by reference into this registration statement.


/s/ KPMG LLP

San Antonio, Texas
October 6, 1999